Exhibit (h)(6)

AMENDMENT TO

CLASS-LEVEL EXPENSE LIMITATION AGREEMENT

This Amendment, effective as of May 1, 2019, amends the Expense Limitation Agreement dated September 14, 2017, as amended from time to time (the “Agreement”), among EULAV Asset Management (the “Adviser”), EULAV Securities LLC (the “Distributor”), and the Funds as set forth on Schedule A to the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 2 of the Agreement permits the Term of the Operating Expense Limit for each Fund under the Agreement to be continued from year to year unless the Adviser and the Distributor unanimously agree not to so continue the Term of the Agreement; and

WHEREAS, the Adviser and the Distributor desire to make the Term of the Operating Expense Limit perpetual and permanently waive their right to decline to continue the Agreement from year to year.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and this Amendment, the Adviser and Distributor hereby agree as follows:

1.       Section 2 is hereby deleted in its entirety and replaced with the following:

Term; Termination. The term (“Term”) of the Operating Expense Limit for each Fund under this Agreement shall begin on the date set forth in Schedule A for such Fund and continue until the Agreement is terminated for such Fund. This Agreement shall terminate automatically with respect to a Fund and the Adviser or the Distributor upon the termination of such Fund’s Advisory Agreement or the Sub-TA Plan, respectively. Each Fund can terminate this Agreement with respect to itself by giving the other parties not less than five (5) days’ prior written notice of termination; provided, however, that Section 1.3 shall survive any such termination in accordance with its terms.

2.       Schedule A is hereby amended to reflect the change in end dates and a change in the name of Value Line Income and Growth Fund, Inc. to Value Line Capital Appreciation Fund, Inc.

3.       Except as provided herein, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment and the Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

EULAV Asset Management By: /s/ Mitchell E. Appel Name: Mitchell E. Appel Title: President
EULAV Securities LLC By: /s/ Mitchell E. Appel Name: Mitchell E. Appel Title: President

Schedule A

Operating Expense Limits

Fund	Date that Operating Expense Limit Began	Date that Operating Expense Limit Ended
Value Line Larger Companies Focused Fund, Inc.	March 17, 2016	June 30, 2020
Value Line Capital Appreciation Fund, Inc.	March 17, 2016	June 30, 2020
Value Line Asset Allocation Fund, Inc.	March 17, 2016	June 30, 2020
Value Line Small Cap Opportunities Fund, Inc.	March 17, 2016	June 30, 2020
Value Line Mid Cap Focused Fund, Inc.	August 11, 2017	June 30, 2020
Value Line Premier Growth Fund, Inc.	August 11, 2017	June 30, 2020

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